UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2010

DUKE ENERGY CORPORATION

 (Exact Name of Registrant as Specified in its Charter)

Delaware	001-32853	20-2777218
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

526 South Church Street, Charlotte, North Carolina  28202

(Address of Principal Executive Offices, including Zip code)

(704) 594-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02.                                               Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of
Certain Officers

On December 3, 2010, Mr. James L. Turner, Group Executive, President and Chief Operating Officer, U.S. Franchised Electric and Gas, announced his intention to resign from Duke Energy Corporation (“Duke Energy”) and its affiliates, effective December 31, 2010.

On December 8, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Duke Energy approved Duke Energy’s entering into a retirement agreement with Mr. James L. Turner.  The retirement agreement modifies the outstanding phantom and performance shares that were previously granted to Mr. Turner such that they will continue to vest following his termination of employment, in exchange for his agreement to comply with certain restrictive covenants (i.e., non-solicitation of employees, non-compete, non-disparagement and non-disclosure), his execution of a standard release, and in consideration of his 15 years of service with Duke Energy and its predecessor companies.  Specifically, Mr. Turner’s outstanding performance share awards, which relate to the 2008-2010, 2009-2011 and 2010-2012 performance periods, have been modified such that his payments will be calculated by reference to actual performance during the performance periods, but without regard to his termination of employment prior to the payment of each performance share award, and the outstanding phantom shares that were granted to Mr. Turner in 2008, 2009 and 2010 have been modified so that they will continue to vest following his termination of employment.

The foregoing summary is qualified in its entirety by reference to the terms of Mr. Turner’s Retirement Agreement, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits

(d)           Exhibits

10.1                                              Retirement Agreement

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: December 9, 2010	By:	/s/ Marc E. Manly
	Name:	Marc E. Manly
	Title:	Group Executive, Chief Legal Officer
and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Retirement Agreement